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                                                                     EXHIBIT 11

                LIVING CENTERS OF AMERICA, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)
                                  (unaudited)

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

                                                     Three Months             Six Months
                                                    Ended March 31,         Ended March 31,
                                                  -------------------     -------------------
                                                   1997        1996        1997        1996

ASSUMING FULL DILUTION (a)

Net Income                                        $12,214     $12,412     $22,539     $23,311
                                                  =======     =======     =======     =======


Applicable Common Shares:

    Weighted average shares outstanding
        during the period                          19,539      20,235      19,521      20,221

    Weighted average shares issuable upon
        exercise of common stock options
        using the treasury stock method               287         271         287         271

    Weighted average shares issuable
        upon exercise of warrants using
        the treasury stock method                    --            15        --            15

                                                  -------     -------     -------     -------

    Total shares                                   19,826      20,521      19,808      20,507
                                                  =======     =======     =======     =======




Earnings per share (fully diluted)                $  0.62     $  0.60     $  1.14     $  1.14
                                                  =======     =======     =======     =======
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(a)    This calculation is submitted in accordance with Regulation S-K, item
       601 (b) (11) although not required by footnote 2 to paragraph 14 of APB
       Opinion No. 15 because it results in less than 3% dilution.